Baseline Oil & Gas Corp. Raises $1.7 Million; Extends Closing Date Under its
       Purchase Agreement to Acquire Properties in Stephens County, Texas

Houston, Texas, March 16, 2007 - Baseline Oil & Gas Corp. ("Baseline" or the "Company") (OTC BB: BOGA) announced today that late yesterday it raised $1.7 million from a single investor in a private offering (the "Offering"). From the net proceeds of the Offering, the Company intends to deliver $300,000 to the Sellers under the Company's December 20, 2006 Purchase and Sale Agreement, as amended on March 9, 2007. Upon delivering said amount to the Sellers by the close of business today, the Closing Date under such Agreement will be extended to April 16, 2007. Further details of the Offering will be disclosed in a Report on Form 8-K, to be filed by the Company as soon as practicable.

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of expected drilling and development wells and associated costs, statements relating to estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of Baseline Oil & Gas Corp.'s projects and other statements which are not historical facts. When used in this document, the words such as "could," "plan," "estimate," "expect," "intend," "may," "potential," "should," and similar expressions are forward-looking statements. Although Baseline Oil & Gas Corp. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company's projects will experience technological and mechanical problems, geological conditions in the reservoir may not result in commercial levels of oil and gas production, changes in product prices and other risks disclosed in Baseline's Annual report on Form 10-KSB filed with the U.S. Securities and Exchange Commission.

         Contact: Thomas Kaetzer
                  President & COO
                  Baseline Oil & Gas Corp.
                  (281) 445-5880  X109